Exhibit 23.4

                         [Edelman & Co., Ltd. Letterhead]


   Consent of Edelman & Co., Ltd.


   We hereby consent to the use of our opinion letter dated March 12, 1997 to the Board of Directors of OSB Financial Corp. ("OSB") included as Annex J to the Joint Proxy Statement Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed combination of OSB and FCB Financial Corp.

   In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, not do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

   /s/ Edelman & Co., Ltd.
   Edelman & Co., Ltd.

   March 12, 1997